UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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PIEDMONT NATURAL GAS COMPANY, INC.

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The following is the transcript of a presentation given by Lynn Good, President and Chief Executive Officer of Duke Energy Corporation (“Duke Energy”), to Piedmont Natural Gas Company, Inc. (“Piedmont”) employees at Piedmont’s headquarters in Charlotte, NC on October 30, 2015:

TOM SKAINS: I promised on Monday that Lynn Good, president, CEO and vice chair of Duke Energy wanted to get with you sooner, rather than later, to share her excitement about the strategic combination we announced on Monday. I’m here to introduce her, and she is going to express her joy and excitement about the future of Piedmont Natural Gas and Duke Energy, and then we’ll both be available to answer questions following her address.

Let me say I’ve known Lynn now since July of 2013, since she was appointed in her current role at Duke. Before that, she was CFO and also headed some commercial units at Duke. Before that, she was at Cinergy when Duke acquired Cinergy. So she knows what it’s like to go through a merger and the integration process that follows firsthand; and she’ll, I’m sure, share some of her experiences from that.

She was a partner with two major international accounting firms, both Arthur Andersen and I believe Deloitte & Touche for a period as well.

But what you need to know about her is she’s a fine person, and we’ve become good friends over the last two years. She’s a wonderful business partner. She’s a talented businesswoman, and she’s an incredible leader, both at her company, as well as in our community and in the larger energy industry that we both operate in across the nation and internationally for Duke Energy.

So with that introduction, I’m delighted to be able to present to you Lynn Good. Please give her a warm Piedmont Natural Gas welcome. {applause}

LYNN GOOD: Thank you, Tom, for great remarks, and I’m just delighted to see so many people here. This is terrific. I know it’s been a busy week here. Lots of news, lots of hallway chitchat I’m sure, and lots of close review of the media and other things. And I just want to tell you how proud I am to be a part of this transaction and how proud I am to have an opportunity to work with Piedmont Natural Gas.

You all have an extraordinary reputation, not only as an industry leader in natural gas, but really in this community and the mark that you’ve made on North Carolina and South Carolina, in Charlotte in general, is well recognized. And we’ve admired you for a long period of time and have enjoyed being a partner with all of you. If you think about the relationship between our companies — we’re your customer, you’re a supplier to us, and it has been just a great partnership and opportunity for us to work together. We’ve done nothing but build respect between the two organizations.

I’ve had a chance to get to know Tom, as he indicated, and he always conducts himself in a way that represents your company very well. I think you all know that. He’s not only respected in the industry, but respected in Charlotte and North Carolina, and I’m proud to have an opportunity to partner with him.

I know there’s human emotion in all of this. Tom mentioned I was part of Cinergy many years ago, but the timeline on that went something like this – I was a partner at Arthur Andersen in 2002 when the firm went out of business. I went to Deloitte for one year, and then I moved to Cinergy, and I woke up one morning to an email saying that Cinergy and Duke were merging. I hadn’t been a part of the due diligence process. I was not in the flow.

So I’m reading the email ‘oh, this is interesting, okay.’ {laughing} Because you think about someone who had just been through the Arthur Andersen thing; I had just been through Deloitte, and I had been with Cinergy for two years and I had an opportunity to come to Charlotte. At that point, I had middle school aged sons, and I felt like if I don’t move now, I’ll never move. So we’ll give it a go. And we actually came with an idea we were coming for two years. Because John Good was going to be a seventh grader, and I thought we’ll give it two years and if it doesn’t work we’ll put him in high school back in Cincinnati because I wasn’t going to mess up my son for the opportunity to come to lovely Charlotte. Not that it isn’t a great place, but it was important to me that we get situated in a way that works for my family.

I’ve been here for 10 years, so it did work. He graduated from high school. He went to high school here; my younger son as well, and it’s really been just a terrific opportunity to be in this region.

But I share that with you to know that there’s anxiety and I appreciate that, and until we get to the point of answering for each one of you what it means, it won’t be perfect. But what I’d like to do today is talk about the strategy and the logic of what we’re trying to accomplish and I hope all of you see great opportunity in what I describe because the value of what we’ve put together here is not just about assets that are in the ground and not just about pipelines and LDC company, but it’s about people and whether or not we as a team can build something that’s of greater value than where we are today and that’s my hope and expectation for all of us.

I hope this is the first among many opportunities that we have to talk with one another and share what we know about our businesses and share our aspirations for the future, and I’m really looking forward to what we can create.

So strategically, what we were trying to accomplish at Duke is building a gas platform for the future. So if you follow Duke, we have been investing in gas infrastructure over the last couple of years. We’re a partner with you all in Atlantic Coast pipeline. We have 40% of that investment. We see that as strategic to our business and to the state of North Carolina, and we’ve also invested in a pipeline called Sabal Trail that comes into Florida. We serve part of Florida with our electric business and gas is an important part of provision of electricity in Florida.

We also have an LDC business in the Midwest. It’s in Cincinnati and Northern Kentucky. It’s going to be more urban maybe than the system that you operate here in the Carolinas, but it’s been a part of our company for a hundred years – the Cincinnati Gas & Electric Company is a combination company that’s a part of Duke.

So we had these pieces but we still felt like we needed to expand those pieces to really position a platform to grow for the future. And as we think about the backbone of energy infrastructure in this country, we think gas is going to be the backbone. We’ve retired half of our coal units over the last five years and replaced much of that with natural gas.

So to have an opportunity to come together with Piedmont that not only has pipeline investment, but also an LDC that’s important and infrastructure that supports our business here in the Carolinas, we saw a great marriage of opportunity. This platform, we believe, will continue to grow and expand just from the things we can imagine here in the Carolinas, but I hope it grows and expands from things we can imagine outside of the Carolinas and continue to grow and develop in a way that creates great opportunity for our customers, great opportunity for our shareholders, and great opportunities for all of you.

We talk a lot at Duke about where we see the company in 2025, where we see the company in 2030, because that long range planning is important; and every conversation that we have always has natural gas in that discussion. Of course there’s going to be renewables, of course we’ve got to address clean power plan. We are a nuclear company and will be a nuclear company for some time, but natural gas fits with every part of that conversation. As a result of that, I think we have a great strategic opportunity to come together as an organization and really grow. I hope if you take anything away from this, you take away excitement about natural gas; you take away excitement about the fact that we believe natural gas is strategic for the future and we have a great interest in growing it to be a bigger part of who Duke Energy is and how we present great benefits to our shareholders.

Let me talk just a little bit about Duke. You probably know Duke employees, you probably read about us a little bit in the newspaper. We serve 7.2 million meters of electric customers, but if you think about that, it’s probably about 20-25 million people count on us everyday 24 x 7 for electricity.

We’re in the Midwest in Indiana (most of Indiana), Southern Ohio, Northern Kentucky, most of North Carolina, upstate South Carolina, and then we’ve got kind of the I-4 corridor in Florida. We have also been building renewable generation since 2007, and we’ve been building that everywhere. So it’s wind and solar. It’s in Wyoming, Colorado, Kansas, West Texas, Pennsylvania, Minnesota, Michigan… really, as the US has embraced renewable energy and renewable portfolio standards requirements to generate power for renewables, we’ve been building renewable energy.

Solar – the same thing. Solar is in California and Arizona in a bunch of different places. We also own a lot of solar here in North Carolina. You may not know, but North Carolina has the fourth largest installed capacity of solar in the US. You think about California, Arizona, Hawaii, Nevada – those of course would be in there, but so would North Carolina. The tax incentives in our state make it very economically attractive, and Duke has been sort of the balance sheet on which all of that has been built in our state. We think it’s going to continue to be important. So a combination of a great gas infrastructure with renewables is part of what we’re trying to accomplish.

Culture of the two companies, I think we’ll find them to be very similar. We have a strong sense of community at Duke, a strong sense of customer service, a mission to serve our customers well and serve them safely, a culture of safety and the importance of safety not only for our employees but for the safety of our communities is extraordinarily important.

I had a chance to look at some of your information on values and vision. So the Piedmont vision – to be the responsible energy choice in our growing southeast markets. The Duke vision – lead the way to cleaner, smarter, energy solutions that customers value. I think there’s a lot of common thinking in those two visions. Where it’s customer-centric and is providing solutions to help them use their energy better and more wisely and for us to be successful.

Your values, stewardship, health, integrity, respect and excellence. Safety is our word for stewardship and health. Integrity is in ours as it is in yours. We use the word service to really encompass the notion of excellence and respect. So I also see a lot of common values between the two companies.

I hope as we get to know one another that we build on those values because that’s where the real power is going to come from.

I think I’ll leave it at that and thank all of you for being here. It’s a period of change, but with change comes great opportunity; not only for our company, our assets, our people, our customers, our shareholders, and I hope that all of you find great excitement in how you can be a part of that.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval. Piedmont intends to file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger transaction. PIEDMONT URGES INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Duke Energy, Piedmont and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of Piedmont’s proxy statement (when it becomes available) may be obtained free of charge from Piedmont Natural Gas Company, Inc., Corporate Secretary, 4720 Piedmont Row Drive Charlotte, North Carolina, 28210. Investors and security holders may also read and copy any reports, statements and other information filed by Piedmont with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Piedmont, Duke Energy, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Piedmont’s directors and executive officers is available in its proxy statement filed with the SEC on January 6, 2015 in connection with its 2015 annual meeting of shareholders, and information regarding Duke Energy’s directors and executive officers is available in its proxy statement filed with the SEC on March 26, 2015 in connection with its 2015 annual meeting of stockholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions.

These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” and similar expressions.

Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Such forward-looking statements include, but are not limited to, statements about the benefits of the proposed merger involving Duke Energy or Piedmont, including future financial and operating results, Duke Energy’s or Piedmont’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts.

Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties relating to: the ability to obtain the requisite approvals of Piedmont’s shareholders; the risk that Duke Energy or Piedmont may be unable to obtain governmental and regulatory approvals required for the merger, or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger; the risk that a condition to closing of the merger may not be satisfied; the timing to consummate the proposed merger; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on merger-related issues; and the effect of changes in governmental regulations. Additional risks and uncertainties are identified and discussed in Duke Energy’s and Piedmont’s and their respective subsidiaries’ reports filed with the SEC and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than described. Neither Duke Energy nor Piedmont undertakes any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.